Exhibit (p)(iii)

BROADVIEW ADVISORS, LLC

Amended and Restated Code of Ethics

Effective as of November 1, 2005

I.	DEFINITIONS

A.	“Act” means the Investment Company Act of 1940, as amended.

B.	“Access person” means any director, officer or advisory person of the Adviser.

C.	“Adviser” means Broadview Advisors, LLC.

D.	“Advisory Client” means any client (including both investment companies and managed accounts) for which the Adviser (i) serves as investment adviser or sub-adviser, (ii) renders investment advice, or (iii) makes investment decisions.

E.	“Advisory person” means: (i) any employee of the Adviser (or of any company in a control relationship to the Adviser); and (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to any Advisory Client with regard to the purchase or sale of a security by the Advisory Client.

F.	“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

G.	A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

H.	“Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. Although the following is not an exhaustive list, a person generally would be regarded to be the beneficial owner of the following:

(i)	securities held in the person’s own name;

(ii)	securities held with another in joint tenancy, as tenants in common, or in other joint ownership arrangements;

(iii)	securities held by a bank or broker as a nominee or custodian on such persons’ behalf or pledged as collateral for a loan;

(iv)	securities held by members of the person’s immediate family sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships);

(v)	securities held by a relative not residing in the person’s home if the person is a custodian, guardian, or otherwise has controlling influence over the purchase, sale, or voting of such securities;

(vi)	securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person’s immediate family);

(vii)	securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sale decisions;

(viii)	securities held by a general partnership or limited partnership in which the person is a general partner; and

(ix)	securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

I.	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

J.	“Chief Compliance Officer” means the individual with compliance responsibilities as designated as such by the Board of Directors of the Adviser. Currently, the Chief Compliance Officer is Owen L. Hill.

K.	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

L.	“Security” shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies (mutual funds, variable annuities and certain exchange-traded funds) other than investment companies that are Advisory Clients, securities issued as direct obligations of the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, and various money market instruments (e.g., conventional repurchase agreements, U.S. government agency obligations, obligations issued or guaranteed by foreign governments) maturing within 397 calendar days from the date of purchase.

II.	GENERAL FIDUCIARY PRINCIPLES

        In addition to the specific principles enunciated in this Amended and Restated Code of Ethics (the “Code of Ethics”), all access persons shall be governed by the following general fiduciary principles:

A.	The duty at all times to place the interests of the clients above all others;

B.	The requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

C.	The fundamental standard that no access person should take inappropriate advantage of their position with the Adviser.

III.	EXEMPTED TRANSACTIONS

        The prohibitions of Section IV, the preclearance provisions of Section V, and the reporting obligations of Section VI of this Code of Ethics shall not apply to:

A.	Purchases or sales of securities effected in any account over which the access person has no direct or indirect influence or control; and

B.	Purchases or sales of securities which are part of an automatic investment plan. However, any transactions that override the pre-set schedule or allocation of such plan must be included in the “Quarterly Securities Transactions Report.”

IV.	PROHIBITED ACTIVITIES

A.	No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason or such transaction acquires, any direct or indirect beneficial ownership other than:

(1)	shares of registered open-end investment companies (mutual funds, variable annuities and certain exchange-traded funds);

(2)	shares and other interests in exchange-traded funds;

(3)	options on broadly-based securities indices;

(4)	interests in Chataqua Partners, LLC or any other collective investment vehicle managed by the Adviser, as well as other private placement securities;

(5)	the sale of securities beneficially owned by the access person prior to such access person’s commencement of employment at the Adviser;

(6)	securities which are not eligible for purchase or sale by Advisory Client accounts;

(7)	the purchase or sale of securities which are non-volitional on the part of the access person; and

(8)	the purchase of securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and the sale of any such rights acquired.

B.	No access person shall receive any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Adviser on behalf of any Advisory Client.

C.	No access person shall serve on the board of directors of a publicly traded company without prior authorization from the Chief Compliance Officer based upon a determination that the board service would not be inconsistent with the interests of the Adviser and its clients. In the event the board service is authorized, access persons serving as directors must be isolated from those making investment decisions regarding that security through a “Chinese wall.”

V.	PRECLEARANCE

        Advance clearance is required for all personal securities transactions. A form provided for advance clearance is attached hereto as Appendix 5. Clearance requests should be submitted in writing to the Chief Compliance Officer who may approve or disapprove such transactions on the grounds of compliance with this Code of Ethics or otherwise. Approval shall only be given when the person giving it has determined that the intended transaction does not fall within any of the prohibitions of this Code.

VI.	REPORTING

A.	Except for the transactions set forth in Section III, all securities transactions in which an access person has a direct or indirect beneficial ownership interest will be monitored by the Chief Compliance Officer.

B.	Every person covered by this Code of Ethics will review it and complete the “Acknowledgment of Receipt of Code of Ethics” (see Appendix 1).

C.	Every person covered by this Code of Ethics will also complete an “Annual Certification of Compliance with the Code of Ethics” (see Appendix 2).

D.	Every access person shall deliver to the Chief Compliance Officer a “Securities Holdings Report” (see Appendix 3) containing all personal securities holdings: (i) within ten (10) days of such person’s commencement of employment (which information must be current as of a date no more than 45 days prior to the date a person becomes an access person), and (ii) in an annual report which reflects such person’s securities holdings as of December 31st. Such annual report must be received by the Chief Compliance Officer no later than January 31st of each year.

E.	Every access person shall deliver a “Quarterly Securities Transactions Report” (see Appendix 4) to the Chief Compliance Officer, containing the information described in Section VI(F) of this Code of Ethics, even if such access person has no personal securities transactions to report for the reporting period, not later than thirty (30) days after the end of each calendar quarter.

F.	Every transaction must be “pre-cleared” by the Chief Compliance Officer or his/her designee pursuant to Section V. Every access person shall report to the Chief Compliance Officer the information described below with respect to the transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security. Every report shall contain the following information:

(1)	The date of the transaction, the title, the interest rate and maturity date (if applicable), and the number of shares, and the principal amount of each security involved;

(2)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)	The price of the security at which the transaction was effected; and

(4)	The name of the broker, dealer or bank with or through whom the transaction was effected.

The determination date for timely compliance with this Section VI(F) is the date the report is received by the Chief Compliance Officer, which date must be recorded on the report.

G.	Any report filed pursuant to this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

H.	The Chief Compliance Officer shall review all reports required to be submitted pursuant to this Section V to determine compliance with the personal trading restrictions in this Code of Ethics. The Chief Compliance Officer’s personal securities transactions shall be submitted to and reviewed by one of the members of the Adviser.

VII.	COMPLIANCE WITH THE CODE OF ETHICS

A.	The Chief Compliance Officer shall maintain a list of all access persons and shall notify all access persons of their reporting obligations under this Code of Ethics.

B.	All access persons shall certify annually that:

(1)	They have read and understand the Code of Ethics and recognize that they are subject thereto; and

(2)	They have complied with the requirements of the Code of Ethics and disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

C.	The Chief Compliance Officer shall prepare a quarterly report to the Adviser’s managing members and the Board of Directors of the FMI Funds, Inc. which shall:

(1)	Summarize existing procedures concerning personal investing, if necessary;

(2)	Identify any violations requiring remedial action during the past quarter; and

(3)	Identify any recommended changes in existing restrictions or procedures based upon the Adviser’s experience under its Code of Ethics, evolving industry practices, or developments in laws or regulations.

D.	The quarterly reports shall be summarized in an annual report to the Board of Directors of FMI Funds, Inc. and to the board of directors of any other investment company that is an Advisory Client, and shall include a certification from the Adviser stating that it has adopted procedures reasonably necessary to prevent its access persons from violating this Code of Ethics.

VIII.	CONFIDENTIALITY

        No employee shall divulge to any person, government agency, firm or corporation, during the term of employment, or any time thereafter, any business information not then generally available in the public domain, relating to the business or the operations of the Adviser regardless of whether such information was conceived by the employee or by others, including without limitation, the names of any clients of the Adviser, or any business operations or trade secrets which the Adviser imparts to employees or which the access person may conceive. Furthermore, no employee shall, on such person’s own behalf or on behalf of anyone else, directly or indirectly, approach or render service to any existing Advisory Client should such person’s employment be terminated.

IX.	INSIDER INFORMATION

        This Code of Ethics works in conjunction with the Adviser’s Policies and Procedures Concerning the Misuse of Material Non-Public Information (“Insider Trading Policies and Procedures”). Having and using material non-public information concerning public corporations is illegal, whether for an Advisory Client, a personal account, or by passing it on to someone else. If any employee thinks they possess inside information, they should immediately notify the Chief Compliance Officer verbally or in writing. The Chief Compliance Officer will then decide on an appropriate course of action.

X.	SANCTIONS

        Upon discovering a violation of this Code of Ethics, the Chief Compliance Officer and the Adviser’s managing members may impose such sanctions as they deem appropriate, including, among other sanctions, a letter of censure or suspension, or termination of the employment of the violator. The Adviser’s managing members will be promptly informed of any serious violations of this Code of Ethics.

XI.	RECORDKEEPING

A.	The Adviser shall maintain the following books and records relating to this Code of Ethics for the following time periods:

(1)	A record of each report made by the Adviser’s access persons as required by Section VI of this Code of Ethics;

(2)	A copy of the Adviser’s Code of Ethics that is in effect or was in effect at any time during the last five years;

(3)	A record of (i) any violation of the Adviser’s Code of Ethics, and (ii) any action taken as a result of such violation;

(4)	A record of all written acknowledgements confirming receipt of the Adviser’s Code of Ethics or any amendments thereto for each person who is currently, or within the past five years was, an access person of the Adviser;

(5)	A record of the names of persons who are currently, or within the past five years were, access persons of the Adviser; and

(6)	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by access persons for at least five years after the end of the fiscal year in which the approval is granted.

B.	The books and records required under Sections XI(A)(1) and (3) must be preserved for a period of not less than five years from the end of the fiscal year during which the last entry was made on such record, the first two years at the Adviser’s principal place of business and the last three years in an easily accessible place (which may or may not be the Adviser’s principal place of business). The Adviser shall preserve the records required under Sections XI(A)(2), (4), (5) and (6) for the periods indicated thereunder, the first two years at the Adviser’s principal place of business and the last three years in any easily accessible place (which may or may not be the Adviser’s principal place of business).

Appendix 1

ACKNOWLEDGMENT OF RECEIPT OF
AMENDED AND RESTATED CODE OF ETHICS

        I acknowledge that I have received the Amended and Restated Code of Ethics dated as of November 1, 2005 (the “Code of Ethics”) and represent:

1.	In accordance with Section VI of the Code of Ethics, I will report all securities transactions in which I have a beneficial interest, except for transactions exempt from reporting under Section III of the Code of Ethics.

2.	I will comply with the Code of Ethics in all other respects.

Printed Name: ______________________________
Signature: ______________________________
Date: ______________________________